Exhibit 99.1

February 16, 2010
FOR IMMEDIATE RELEASE

JUPITER TELECOMMUNICATIONS ANNOUNCES

JANUARY 2010 SUBSCRIBER FIGURES

Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of January 31, 2010 served by J:COM’s 23 consolidated franchises reached 3.28 million, up 107,000 or 3.4% since January 31, 2009. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached approximately 5.97 million, up 330,500 or 5.9% since January 31, 2009. The bundle ratio (average number of services received per subscribing household) increased to 1.82 as of January 31, 2010 from 1.78 as of January 31, 2009. The cable television digital migration rate as of January 31, 2010 increased to 91% from 80% as of January 31, 2009.

Year-Over-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

Total consolidated subsidiaries:  23 franchises; 48 systems:

	Revenue Generating Units				Total
		High-Speed			Subscribing
	Cable Television	Internet Access	Telephony	RGU Total	Households
As of January 31, 2010	2,599,500	1,590,400	1,775,500	5,965,400	3,280,700
	Digital: 2,371,100
As of January 31, 2009	2,556,900	1,493,500	1,584,500	5,634,900	3,173,700

Net year-over-year increase	42,600	96,900	191,000	330,500	107,000
Net increase as percentage	1.7%	6.5%	12.1%	5.9%	3.4%

About Jupiter Telecommunications Co.,Ltd.

Established in 1995, Jupiter Telecommunications Co., Ltd.( J:COM) is Japan’s largest multiple system and channel operator. In system operation, J:COM provides cable television, high-speed Internet access, telephony and mobile services to customers through 23 consolidated subsidiaries at the local level serving 3.28 million subscribing households (as of January 31, 2010) in the Sapporo, Sendai, Kanto, Kansai, and Kyushu regions. The number of serviceable households or “homes passed” in J:COM franchise areas is 12.62 million. In channel operation, J:COM invests in and operates 17 thematic channels which are provided to CATV, satellite and telecom operators. Jupiter Telecommunications is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English), visit J:COM’s website at http://www.jcom.co.jp/english.html